SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             FORT JAMES CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[FORT JAMES LOGO]




                             March 16, 1999




          Dear Shareholder:

            It is our pleasure to invite you to the Annual Meeting of Shareholders of Fort James Corporation to be held at 10:30 A.M. Central Daylight Time on THURSDAY, APRIL 22, 1999, IN THE BOTANIC GARDENS, 1000 Lake Cook Road, Glencoe, Illinois. Please note that this is a change in the time and location of the Annual Meeting. A Notice of this Annual Meeting and a Proxy Statement covering the business of the meeting are enclosed, along with the Company's Annual Report to Shareholders for the fiscal year ended December 27, 1998. During the meeting, time will be provided for a review of operations for the past year and items of general interest about the Company.

             It is important that your shares be represented at the meeting whether or not you expect to attend; therefore, please promptly sign, date and return the proxy card in the accompanying postage-paid envelope, or complete your proxy by telephone.

             We look forward to seeing you at the Annual Meeting.


                          Sincerely,


                                     /s/ MIKE L. MARSH

                                      Miles L. Marsh
                                      CHAIRMAN AND CHIEF
                                       EXECUTIVE OFFICER

                         ----------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 22, 1999
                         ----------------------------
TO THE SHAREHOLDERS OF
FORT JAMES CORPORATION

     Notice is hereby given that the Annual Meeting of Shareholders of Fort James Corporation ("Fort James" or the "Company") will be held at 10:30 a.m. Central Daylight Time on Thursday, April 22, 1999, in the Botanic Gardens, 1000 Lake Cook Road, Glencoe, Illinois, for the following purposes:

   1. To elect to the Board of Directors eleven persons to serve until the next Annual Meeting of Shareholders;

   2. To consider and vote upon a shareholder proposal, if presented; and

   3. To transact such other business as may properly come before the meeting.


     Only shareholders of record at the close of business on February 24, 1999 will be entitled to vote at the Annual Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. Even if you plan to attend the meeting, please vote your shares by proxy, either by dating, signing and returning the enclosed proxy card in the postage-paid envelope provided, or by calling the telephone number and following the instructions provided on your proxy card.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 27, 1998 is being mailed to you with this Notice and the Proxy Statement.

   You are cordially invited to attend the meeting.

                                    By order of the Board of Directors,


                                    Clifford A. Cutchins, IV
                                    SENIOR VICE PRESIDENT,
                                    GENERAL COUNSEL
                                    AND CORPORATE SECRETARY


March 16, 1999

                               TABLE OF CONTENTS


ABOUT THE MEETING ................................................     1
 Who Can Vote ....................................................     1
 How to Vote .....................................................     1
 Recommendation of Board of Directors ............................     1
 Vote Required to Approve Each Item ..............................     1
 Revocation of Proxy .............................................     1
 Quorum ..........................................................     2
 Solicitation ....................................................     2
THE BOARD OF DIRECTORS ...........................................     3
 Information on Nominees .........................................     3
 Board of Directors and Committees ...............................     4
 Compensation of Directors .......................................     4
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS ..............     6
PRINCIPAL SHAREHOLDERS ...........................................     7
EXECUTIVE COMPENSATION ...........................................     8
 Report of the Compensation Committee ............................     8
 Employment and Related Agreements ...............................    10
 Executive Summary Compensation Table ............................    11
 Stock Options ...................................................    13
 Pension Plan ....................................................    14
PERFORMANCE GRAPH ................................................    16
SHAREHOLDER PROPOSAL .............................................    17
ADDITIONAL INFORMATION ...........................................    19
 Section 16(a) Beneficial Ownership Reporting Compliance .........    19
 Independent Accountants .........................................    19
 Other Matters That May Come Before the Meeting ..................    19
 Proposals for 2000 Annual Meeting ...............................    19
 Annual Report ...................................................    19

                            FORT JAMES CORPORATION

                                  P.O. BOX 89
                        DEERFIELD, ILLINOIS 60015-0089


                                PROXY STATEMENT


                               ABOUT THE MEETING

     The Board of Directors of Fort James Corporation ("Fort James" or the "Company") is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 10:30 a.m. Central Daylight Time on April 22, 1999, in the Botanic Gardens, 1000 Lake Cook Road, Glencoe, Illinois, and any adjournment thereof. This Proxy Statement and proxy card are being mailed to shareholders on or about March 16, 1999.


WHO CAN VOTE

     Shareholders of record of the Company's Common Stock at the close of business on February 24, 1999 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. Each share of Common Stock is entitled to one vote on each matter presented to the shareholders.


HOW TO VOTE

     You may vote in person at the Annual Meeting or by proxy. There are two ways to vote by proxy. You may vote by proxy by either (i) dating, signing and returning the enclosed proxy card, or (ii) calling the telephone number and following the instructions provided on the proxy card. Your telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you dated, signed and returned your proxy card. If your shares are held in street name, you may want to contact your broker or nominee to determine whether you will be able to vote by telephone. Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person.


RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors recommends that you vote by proxy even if you plan to attend the meeting. If you vote by proxy, you authorize the Board of Directors to vote your shares in the manner you direct. If you do not specify how to vote, the Board of Directors will vote your shares based on its recommendations. In that case, the Board will vote your proxy FOR the election of the nominated directors, and AGAINST the shareholder-submitted proposal.


VOTE REQUIRED TO APPROVE EACH ITEM

     ELECTION OF DIRECTORS. The director nominees who receive the highest number of votes will be elected to the Board of Directors. If you withhold your vote as to one or more directors, your shares will not be voted for the director or directors indicated. Votes that are withheld will have no effect on the outcome.

     SHAREHOLDER PROPOSAL. In order for the shareholder proposal to pass, the votes cast in favor must exceed the votes cast against the proposal. If you abstain from voting, your shares will not be voted. Abstentions and broker non-votes are not considered cast either for or against a matter, and, therefore, will have no effect on the vote taken. A "broker non-vote" is a vote withheld by a broker because the broker has not received instructions from the customer for whose account the shares are held.


REVOCATION OF PROXY

     You may revoke your proxy by delivering written notice prior to the time of voting at the Annual Meeting. You may change your previously delivered vote by submitting a new proxy card or by providing a new vote by telephone. If you attend the meeting, you may also change your vote, if you wish, by voting in person.

QUORUM

     To carry on the business of the meeting, a quorum must be present. This means a majority of the outstanding Common Stock on the Record Date must be represented. As of the Record Date, 220,734,298 shares of Common Stock were outstanding. If you elect to withhold or abstain the proxies' authority to vote (including broker non-votes), your shares will count toward a quorum but will have no effect on the action taken.


SOLICITATION

     The Company will pay the cost of soliciting proxies. Solicitation will be made initially by mail; however, the directors, officers and employees of the Company and its subsidiaries, without additional compensation, may solicit proxies by telephone, other methods of telecommunication or personal interview. The Company intends to engage Georgeson & Co. to solicit proxies from brokers, banks and other institutional holders at an estimated fee of approximately $8,000 plus reimbursable expenses.

                            THE BOARD OF DIRECTORS

INFORMATION ON NOMINEES

     The Nominating Committee has nominated each of the nominees named below to the Board of Directors. Each elected director will serve a one-year term, which will run until the next Annual Meeting of Shareholders or until his or her successor has been elected. Although the Company anticipates that all of the nominees will be able to serve, if at the time of the meeting any nominees are unable or unwilling to serve, your proxy will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.




                                                                                    BUSINESS EXPERIENCE AND DIRECTORSHIPS
      NAME           AGE                 PRINCIPAL OCCUPATION                           IN OTHER PUBLIC COMPANIES
------------------- ------ ------------------------------------------------- ------------------------------------------------
Barbara L. Bowles     51    President and Chief Executive Officer,            Has held present position more than five
                            Kenwood Group, Inc. (investment man-              years. Director of The Black & Decker Cor-
                            agement firm)                                     poration and Wisconsin Energy Corporation.
William T. Burgin     55    Partner, Bessemer Venture Partners (ven-          Has held present position more than five
                            ture capital partnership)                         years. Director of 23 mutual funds man-
                                                                              aged by Scudder Kemper Investments, Inc.
James L. Burke        60    President, Chief Executive Officer and a          Has held present position more than five
                            member of the Management Board of South-          years.
                            east Paper Manufacturing Company
Worley H. Clark, Jr.  66    President, W.H. Clark Associates, Ltd. (con-      Chairman Emeritus, Nalco Chemical Com-
                            sulting firm)                                     pany. Retired from Nalco Chemical in 1994,
                                                                              where he served as Chairman and Chief Execu-
                                                                              tive Officer. Director of Merrill Lynch &
                                                                              Co., Inc., USG Corporation, Bethlehem Steel
                                                                              Corporation, Ultramar Diamond Shamrock
                                                                              Corporation and Millennium Chemicals, Inc.
Gary P. Coughlan      55    Chief Financial Officer and Senior Vice           Has held present position more than five
                            President, Finance, Abbott Laboratories (diver-   years.
                            sified health care company)
William V. Daniel     70    Retired Managing Director, Wheat First            Retired from Wheat First Union Corpora-
                            Union Corporation (investment banking and         tion in June 1994. Prior to that time, served
                            financial services)                               as Managing Director of Wheat First Union
                                                                              Corporation for more than five years.
Ernst A. Haberli      50    Executive Vice President and Chief Finan-         Has held present position since 1997. In
                            cial Officer of the Company                       1996, joined the Company as Senior Vice
                                                                              President, Strategy. From 1990 to 1995, served
                                                                              as President of Pet International. Director
                                                                              of American Commercial Lines Holdings
                                                                              LLC.
Miles L. Marsh        51    Chairman, President and Chief Executive           Has held present position of Chief Execu-
                            Officer of the Company                            tive Officer since 1995, position of Chair-
                                                                              man since 1996, and position of President
                                                                              from 1995 to 1997, and from 1998 to present.
                                                                              From 1991 to 1995, served as Chairman
                                                                              and Chief Executive Officer of Pet, Inc. Direc-
                                                                              tor of GATX Corporation, Whirlpool
                                                                              Corporation and Morgan Stanley Dean
                                                                              Witter & Co.
Robert M. O'Neil      64    Director, The Thomas Jefferson Center for         Has held present position more than five
                            the Protection of Free Expression                 years.
Richard L. Sharp      51    Chairman and Chief Executive Officer, Cir-        Has held position as Chief Executive Offi-
                            cuit City Stores, Inc. (consumer electron-        cer since 1986 and position as Chairman of
                            ics company)                                      the Board since 1994. Director of Circuit
                                                                              City Stores, Inc. and Flextronics Interna-
                                                                              tional Ltd.
Anne Marie
  Whittemore (1)      52    Partner, McGuire, Woods, Battle & Boothe,         Has held present position more than five
                            LLP (law firm)                                    years. Director of Owens & Minor, Inc.,
                                                                              T. Rowe Price Associates, Inc. and Albemarle
                                                                              Corporation.

---------
(1) McGuire, Woods, Battle & Boothe serves as outside legal counsel to the Company.

     The Bylaws of the Company provide for a Board of Directors consisting of twelve members. Proxies cannot be voted for a greater number of persons than the eleven nominees named. The Board of Directors is in the process of considering several candidates to fill the vacancy.


BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met on six occasions during 1998. All members of the Board attended at least 90 percent, in the aggregate, of the meetings of the Board and committees on which they served. The following table shows certain committees of the Board of Directors and the members who serve on those committees.



                                                 COMMITTEES
DIRECTOR                   AUDIT   COMPENSATION   EXECUTIVE   FINANCE   NOMINATING
    Barbara L. Bowles                   X                        X
    William T. Burgin       X           X
    James L. Burke          X                                               X
    Worley H. Clark, Jr.                X           X                       X*
    Gary P. Coughlan        X                                    X*         X
    William V. Daniel       X*          X           X
    Ernst A. Haberli
    Miles L. Marsh                                  X*                      X
    Robert M. O'Neil        X           X*          X
    Richard L. Sharp                    X                        X
    Anne Marie Whittemore   X                                    X

X Committee Member

* Committee Chair

     AUDIT COMMITTEE. This committee consists of only non-employee directors ("Outside Directors"). The Audit Committee met on four occasions during 1998. Throughout the year, the Audit Committee meets periodically to review matters with management, members of the Company's internal audit staff and representatives of the Company's independent accountants, which includes meeting with management relating to the Company's readiness for the Year 2000. The Audit Committee reviews the scope of internal and external audit activities and the results of such audits, and is responsible for making the annual recommendation to the Board of Directors for the firm of independent accountants to be retained by the Company.

     COMPENSATION COMMITTEE. This committee consists of only Outside Directors. The Compensation Committee met on three occasions during 1998 and is responsible for recommending the salaries and compensation programs for executive officers to the Board of Directors. This committee is also responsible for administering the Company's Management Incentive Plan, its 1996 Stock Incentive Plan and other benefit programs. None of the members of the Compensation Committee are entitled to participate in any of the Company's employee benefit plans.

     EXECUTIVE COMMITTEE. This committee can exercise most of the powers and authorities of the full Board of Directors in the management of the Company between regularly scheduled board meetings.

     FINANCE COMMITTEE. This committee consists of only Outside Directors. The Finance Committee meets periodically to review the financial strategy for the Company, including balance sheet structure and overall capitalization and related matters.

     NOMINATING COMMITTEE. This committee met on two occasions during 1998. The Nominating Committee recommends candidates for election to the Board of Directors. The Board of Directors also considers candidates recommended by shareholders entitled to vote for the election of directors who follow the procedures set forth under the section entitled "Additional Information -- Proposals for 2000 Annual Meeting." Shareholder recommendations (including the nominee's name, biographical data and written consent to serve as a director if elected) should be submitted to the Nominating Committee.


COMPENSATION OF DIRECTORS

     FEES. During 1998, the Outside Directors received an annual retainer of $30,000 for serving as a director, plus reimbursement of expenses incurred in connection with attending meetings. In addition, each director received a fee of $2,000 for each Board meeting attended, $1,000 for each Committee meeting attended, and $600 for participating in each meeting held by telephone. Effective April 22, 1999, the annual retainer will increase to $40,000 and the telephone fee will increase to $1,000. Directors who are employees of the Company do not receive any additional compensation for service as directors.

     DIRECTOR STOCK OWNERSHIP PLAN. Under this plan, 50 percent of the annual retainer is paid to the Outside Directors in Common Stock ("Automatic Award"). Outside Directors may elect to receive the remaining 50 percent of the retainer in Common Stock ("Elective Award"). The Automatic Award is paid as the greater of (i) 250 shares of Common Stock or (ii) the number of shares of Common Stock that equals 50 percent of the retainer based on their fair market value on the award date. Directors receiving the Elective Award receive the number of shares of Common Stock that equal the remaining 50 percent of the retainer based on their fair market value on the award date. These shares of Common Stock generally are restricted until the end of the director's one year term. If a director elects to defer the receipt of Common Stock, cash dividends and other distributions are credited to the director's deferred stock account. Mr. Coughlan and Dr. Burke elected to receive 100 percent of their retainer fee in Common Stock.

     STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. Under this plan, each Outside Director is granted a one-time option to purchase 3,000 shares of Common Stock. The plan also grants an annual option to purchase 1,000 shares of Common Stock to each director who has been an Outside Director for at least nine months. The one-time option will increase to 5,000 shares for any future new members of the Board of Directors and the annual option will increase to 2,500 shares in 1999. All options are granted at exercise prices equal to the fair market value of the Common Stock on the date of grant and are exercisable immediately.

     RETIREMENT PLAN FOR OUTSIDE DIRECTORS. In December 1998, this plan was terminated and the accrued retirement benefit was converted into shares of Common Stock based on their fair market value on the termination date. The shares of Common Stock were transferred to the Director Stock Ownership Plan as a deferred and vested contribution. The plan had provided Outside Directors who had served at least five years on the Board of Directors an annual retirement benefit beginning on the later of (i) the date the Outside Director attains age 65 or (ii) the date the Outside Director ceases to be a director. The annual benefit would have equaled the annual retainer in effect on the date the Outside Director ceased to be a director, and would have been paid for a period of years equal to the lesser of (i) the Outside Director's service on the Board of Directors or (ii) ten years.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The table below shows the number of shares of Common Stock beneficially owned by each director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of the Record Date.



                                              NUMBER OF SHARES     PERCENT OF
                   NAME                    BENEFICIALLY OWNED(1)    CLASS(2)
----------------------------------------- ----------------------- -----------
Directors:
 Barbara L. Bowles ......................            5,147               *
 William T. Burgin ......................           63,381(7)            *
 James L. Burke .........................            6,605               *
 Worley H. Clark, Jr ....................           10,469               *
 Gary P. Coughlan .......................            9,072               *
 William V. Daniel ......................           12,016(8)            *
 Ernst A. Haberli .......................          197,939               *
 Miles L. Marsh .........................          854,696               *
 Robert M. O'Neil .......................           12,435               *
 Richard L. Sharp .......................            6,000               *
 Anne Marie Whittemore ..................            7,564               *
Other Named Officers:
 John F. Lundgren .......................          226,028               *
 John F. Rowley .........................           90,629               *
 Clifford A. Cutchins, IV ...............          243,193(9)            *
 Michael T. Riordan .....................          218,971               *
All directors and executive officers as a
 group (28 persons) .....................        3,247,405(10)         1.5%



                                                  INCLUDED IN BENEFICIALLY OWNED SHARES
                                          ------------------------------------------------------
                   NAME                    OPTIONS(3)   DSOP(4)   RESTRICTED(5)   401(K) PLAN(6)
----------------------------------------- ------------ --------- --------------- ---------------
Directors:
 Barbara L. Bowles ......................      4,000     303           -                   -
 William T. Burgin ......................     11,128     303           -                   -
 James L. Burke .........................      3,000     605           -                   -
 Worley H. Clark, Jr ....................      8,080       -           -                   -
 Gary P. Coughlan .......................      5,000     605           -                   -
 William V. Daniel ......................     11,128       -           -                   -
 Ernst A. Haberli .......................     90,000       -      64,120               1,355
 Miles L. Marsh .........................    475,000       -     273,326               1,356
 Robert M. O'Neil .......................     11,128     303           -                   -
 Richard L. Sharp .......................      5,000       -           -                   -
 Anne Marie Whittemore ..................      7,064       -           -                   -
Other Named Officers:
 John F. Lundgren .......................    115,080       -      66,870               6,582
 John F. Rowley .........................     37,500       -      32,017                 181
 Clifford A. Cutchins, IV ...............    139,587       -      59,517               4,728
 Michael T. Riordan .....................    129,594       -           -               2,654
All directors and executive officers as a
 group (28 persons) .....................  1,612,540   2,119     964,881              44,129

---------
     * Less than 1% of Class.

(1) Each person has sole voting and investment power over all of the shares listed, except as set forth below.

(2) Any Common Stock that can be acquired through the exercise of stock options within 60 days of the Record Date is deemed outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the shareholder listed in the table. However, such Common Stock is not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder.

(3) Consists of shares that may be acquired within 60 days of the Record Date through the exercise of stock options.

(4) Consists of restricted stock issued under the Director Stock Ownership Plan; shares deferred under this plan do not have voting rights and are therefore excluded from the number of shares beneficially owned.

(5) Consists of performance and restricted shares issued under the 1996 Stock Incentive Plan for which the executive officer has voting rights.

(6) The Fort James Corporation 401(k) Plan (the "401(k) Plan") reports stock information on a unitized basis rather than a per share basis. For purposes of calculating the number of shares beneficially owned, an estimate of the number of shares held in the 401(k) Plan has been calculated based on the closing stock price of $37.69 as of December 27, 1998. Prior to January 1, 1999, the Company also maintained the Fort Howard Corporation Profit Sharing Retirement Plan (the "Fort Howard Plan"). The Fort Howard Plan was merged into the James River Corporation of Virginia StockPLUS Investment Plan (the "StockPLUS Plan"), which was then renamed the Fort James Corporation 401(k) Plan.

(7) Includes 3,000 shares held by his former spouse as custodian for their children as to which he disclaims any beneficial interest.

(8) Includes 84 shares held by his spouse for which voting and investment power is shared.

(9) Includes 450 shares held by his child for which voting and investment power is shared.

(10)Includes 4,697 shares held by spouses and children for which voting and investment power is shared.

                            PRINCIPAL SHAREHOLDERS

     The table below shows the shareholders that beneficially own more than five percent of the outstanding Common Stock as of the most recent practicable date.




               NAME AND ADDRESS                 NUMBER OF SHARES    PERCENT
             OF BENEFICIAL OWNER               BENEFICIALLY OWNED   OF CLASS
--------------------------------------------- -------------------- ---------
  Barrow, Hanley, Mewhinney & Strauss, Inc.    22,797,200(1)       10.3%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429
                                               14,144,500(2)        6.4%
  Capital Research and Management Company
  333 South Hope Street
  Los Angeles, California 90071


---------
(1) Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow, Hanley") had sole voting power for 3,564,600 shares, shared voting power for 19,232,600 shares, and sole dispositive power for 22,797,200 shares as of January 15, 1999. The beneficial ownership reported by Barrow, Hanley includes 16,523,900 shares which the Vanguard Windsor Funds -- Vanguard Windsor II Fund ("Windsor II") also reported beneficial ownership of. Windsor II reports beneficial ownership of 16,523,900 shares over which it has shared voting and dispositive power as of December 31, 1998. Windsor II's address is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

(2) The Capital Research and Management Company ("Capital Research") is an investment adviser that manages The American Funds Group of mutual funds. Capital Research had no voting power for the shares, and had sole dispositive power for 14,144,500 shares as of December 31, 1998.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") oversees the design and approval of the Company's executive compensation programs and ensures that these programs are linked with objective performance measures at the corporate, business unit, and, in the case of the Chief Executive Officer (the "CEO"), at the individual level. The Committee's philosophy is that compensation should be tied to performance, should be aligned with comparable peer groups, and should ultimately be driven by the annual and long-term interests of the shareholders. In 1997, the Committee reviewed and revised the executive compensation principles and strategies, after the culmination of the merger between James River Corporation of Virginia and Fort Howard Corporation (the "Merger"), as follows:


PRINCIPLES
   o Executives will be rewarded for the achievement of financial and individual results measured against clearly defined goals and objectives.
   o As executives assume increased responsibilities, their total compensation packages will be subject to greater risk and, consequently, greater leverage.
   o Shareholder value creation is a vital link in the design of the executive compensation package.
   o The various components of the executive compensation package must attract, retain, and motivate key executives, and aid in maintaining an entrepreneurial spirit among members of the management team.


STRATEGIES
   o Generally, base compensation is aligned to median base compensation levels for positions of similar scope at other consumer products, and paper and forest products companies.
   o Annual incentives are used to align variable cash compensation with short-term business objectives. Variable cash awards will increase as business and individual results are above plan and decrease when business and individual results are below plan.
   o Equity instruments (stock options, performance shares, and restricted stock) are used to align a significant portion of the executives' total compensation with the Company's long-term goal/objective of increasing shareholder value.

     The executive compensation programs consist of specific elements that, in the aggregate, are aligned with the Company's short- and long-term business strategies. For 1998, the executive compensation programs consisted of base compensation, short-term cash incentives, and stock options. Performance shares and restricted stock were granted on a selective basis.

     Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation that is deductible by the Company with respect to the CEO and each of the executive officers named in the Summary Compensation Table, unless specified plan design and administration parameters are met. Currently, the Company's 1996 Stock Incentive Plan complies with Section 162(m). The Committee continues to review design alternatives for the Management Incentive Plan and the consequences of these alternatives.

     To determine the Company's comparative position on each of the specified compensation elements, the Committee uses surveys and reports prepared by independent compensation consultants. Many of the companies participating in these surveys are included in the S&P 500 Stock Index. Several of these companies are also included in the Company's peer group described under the section entitled "Performance Graph."

     BASE COMPENSATION. Base compensation is designed to be competitive with the median base salary levels at other consumer products, and paper and forest products companies for equivalent positions. Currently, the Committee evaluates Mr. Marsh's base salary based on a review of competitive market practice and a subjective assessment of Company and individual performance. Base compensation is reviewed annually and is adjusted periodically to remain within this competitive framework.

     SHORT-TERM CASH INCENTIVES. The Management Incentive Plan is the short-term cash incentive component of the executive compensation program, and is designed to provide an added incentive to participants to align their efforts to the Company's business objectives. Eligibility is determined by salary grade and compensation survey data. A target award is assigned to each management level salary grade and consists of an individual performance factor and a financial performance factor (generally weighted 50 percent each). In 1998, plan (or target performance) was established at a level that reflected ambitious goals and earnings per share expectations relative to prior year performance. Accordingly, target awards ranged from 15 to 80 percent of base compensation depending on a participant's salary grade, and participants may earn awards up to 150 percent of target if plan is achieved and up to 250 percent of target if maximum performance is achieved.

Financial performance for senior executives with corporate-wide responsibilities generally is based on corporate earnings-per-share growth. Financial performance for executive officers with business unit responsibility generally is based on a matrix that includes earnings-per-share growth in income from operations, sales growth, and cost savings. Executive officer awards in 1998 were based on substantially achieving a predetermined corporate growth in earnings per share. Business unit financial performance varied among units and awards were made accordingly.

     STOCK OPTIONS. Stock options granted under the 1996 Stock Incentive Plan are designed to encourage the Company's executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareholders' return. Key employees, including executive officers, are eligible to receive stock options. Stock options generally have been granted on an annual basis, with terms of ten years and one day, and generally vest in equal installments over a period of two years.

     The size of an individual's grant is determined by each individual's performance and salary grade, as well as by compensation survey data. Stock options are granted on the basis of the Committee's assessment of merit.

     PERFORMANCE SHARES AND RESTRICTED STOCK. The Committee, in its discretion, may award under the 1996 Stock Incentive Plan restricted stock, performance shares and incentive stock, in addition to stock options. Key employees, including the executive officers, are eligible to receive such awards. Performance shares are not granted on a frequent or regular basis. Performance shares granted in 1998 vest on June 30, 2005; however, the vesting of the performance shares may be accelerated if the Company's financial performance is in one of the top three quartiles of the Company's peer group. Annual vesting percentages, which vary by quartile, range from zero to 40 percent. Company performance, for vesting purposes, is defined as Total Shareholder Return ("TSR") quartile ranking against the TSR ranking of each peer group company. Dividend equivalents accrue on the performance shares and are paid out accordingly for the shares that vest at the end of each annual performance period.

     Restricted stock is not granted on a frequent or regular basis. When it is granted, restricted stock generally vests in equal amounts over the first three years after the date of grant. Dividends are distributed on all restricted stock, whether vested or unvested, at the same time as dividends are distributed on the Common Stock.


MR. MARSH'S COMPENSATION

     BASE COMPENSATION. Mr. Marsh's annual base salary in 1998 was $990,000. The Committee, having reviewed comparative salary information from published surveys representing consumer products, and paper and forest products industries believes Mr. Marsh's salary is comparable to other salaries of positions with similar scope and responsibility found in the consumer products, and paper and forest products industries. Additional information about the terms and conditions of Mr. Marsh's employment and compensation are further described under the subsection entitled "Employment and Related Agreements."

     SHORT-TERM CASH INCENTIVES. Mr. Marsh's short-term compensation in 1998 was based 50 percent on individual performance and 50 percent on growth in corporate earnings per-share. Mr. Marsh received an incentive award of $1,329,606 under the Management Incentive Plan based on the Company having substantially achieved its predetermined growth in earnings per share goal and the Committee's assessment of Mr. Marsh's individual performance in 1998.

     STOCK OPTIONS. In 1998, the Committee granted Mr. Marsh an option to purchase 250,000 shares of Common Stock. Stock options were granted to Mr. Marsh based on the same criteria as the Committee used in granting stock options to the other executive officers of the Company.

   Compensation Committee of the Board of Directors:

                             Robert M. O'Neil, Chairman
                             Barbara L. Bowles
                             William T. Burgin
                             Worley H. Clark, Jr.
                             William V. Daniel
                             Richard L. Sharp

EMPLOYMENT AND RELATED AGREEMENTS

     EMPLOYMENT AGREEMENTS. The Company has employment agreements with those executive officers named in the Summary Compensation Table. Each agreement provides the named executive officer with a base salary, a base bonus, participation in the Company's incentive, savings and retirement plans, practices, policies and programs, as well as eligibility in employee benefits plans, applicable generally to other peer executives of the Company. The employment agreements are effective for a three-year period and extend automatically for additional three-year periods unless notice to the contrary is given.

     If an executive's employment is terminated other than for "cause," death or "disability," or if the executive terminates his employment for "good reason" or the Company fails to renew the employment agreement and the executive thereafter terminates his employment (a "Nonrenewal Termination"), the Company is obligated to pay the executive a lump sum cash payment. The payment shall be in an amount equal to the sum of (i) his accrued unpaid salary plus a prorated annual bonus based on the highest of his prior three years' annual bonuses (the "Annual Bonus"), together with any previously deferred compensation and other nonqualified plan balances not yet paid (collectively, "Accrued Obligations"), plus (ii) three times (or two times in the event of a Nonrenewal Termination) the combined amount of the executive's then-annual base salary and Annual Bonus (the "Termination Payment"). In addition, shares of Company restricted Common Stock granted under the 1996 Stock Incentive Plan (the "Restricted Stock") and any other unvested or unexercisable stock-based awards granted prior to the employment period (the "Prior Stock Awards") would immediately vest and/or become exercisable. The executive also would receive a supplemental retirement/pension payment based on additional amounts he would have received under certain retirement plans had he remained employed for three additional years ("Retirement Payment"), or two additional years in the case of a Nonrenewal Termination. In addition, the executive and his family would be entitled to continued coverage under the Company's benefit plans for a minimum of three years, or two years in the case of a Nonrenewal Termination.

     Upon termination of any executive's employment for "cause," or if an executive terminates without "good reason," he would be entitled to his then unpaid Accrued Obligations (excluding the prorated Annual Bonus) and certain other benefits. Upon death or termination due to "disability," the executive (or his estate) would be entitled to any unpaid Accrued Obligations and certain other benefits, and the Restricted Stock and any Prior Stock Awards would vest and/or become exercisable. The employment agreements further provide that the executives will be made whole on an after-tax basis with respect to certain excise taxes, which may be imposed upon payments under the agreements.

     SEPARATION AGREEMENT. In connection with his resignation on August 14, 1998, Mr. Riordan entered into a separation agreement with the Company. Under this agreement, Mr. Riordan received payments for (i) the Company's Accrued Obligations, (ii) the Termination Payment, the Retirement Payment and certain separation allowances (collectively, the "Separation Amount"), and (iii) the fair market value on his resignation date of his Restricted Stock (which included his performance shares), together with accrued dividends on the performance shares, as reported in the Summary Compensation Table. Mr. Riordan retains his stock options which, except in limited circumstances, are exercisable for a period of five years beginning with the first anniversary of his resignation.

EXECUTIVE SUMMARY COMPENSATION TABLE

     The table below shows the compensation of the CEO, the four other most highly compensated executive officers as of December 27, 1998, and one other executive officer, for the last three fiscal years.


                           SUMMARY COMPENSATION TABLE


                                                              ANNUAL COMPENSATION
                                                ------------------------------------------------
             NAME AND                                                             OTHER ANNUAL
        PRINCIPAL POSITION             YEAR      SALARY(1)         BONUS        COMPENSATION(2)
--------------------------------- ------------- ----------- ------------------ -----------------
                                                    ($)             ($)               ($)
Miles L. Marsh                         1998      1,014,615       1,329,606           198,473
Chairman and                           1997        923,846       1,673,050           105,137
 Chief Executive Officer               1996        858,462         900,000           591,768
Ernst A. Haberli                       1998        432,462         516,476                 -
Executive Vice President and           1997        346,539         501,552           112,001
 Chief Financial Officer               1996        287,404         310,960                 -
John F. Lundgren                       1998        425,000         441,853           372,767
President, European                    1997        362,077         537,192           126,566
 Consumer Products                     1996        317,308         282,750           167,547
John F. Rowley                         1998        366,115         461,581            97,203
Executive Vice President,              1997        313,077         458,128           110,031
 Operations and Logistics              1996(5)     251,539         275,000               134
Clifford A. Cutchins, IV               1998        402,923         406,624           138,358
Senior Vice President, General         1997        329,808         470,270            96,084
 Counsel and Corporate Secretary       1996        308,077         231,210                 -
Michael T. Riordan                     1998        444,231       1,511,500(6)      1,154,845
Former President and                   1997        607,692         825,000           432,453
 Chief Operating Officer               1996(5)     458,654         467,500             1,676



                                         LONG-TERM
                                    COMPENSATION AWARDS
                                  ------------------------
                                   RESTRICTED   SECURITIES
             NAME AND                 STOCK     UNDERLYING     ALL OTHER
        PRINCIPAL POSITION         AWARD(S)(3)   OPTIONS    COMPENSATION(4)
--------------------------------- ------------ ----------- ----------------
                                       ($)         (#)            ($)
Miles L. Marsh                             0     250,000          33,854
Chairman and                       5,520,043           0          33,258
 Chief Executive Officer           3,966,000     100,000          30,905
Ernst A. Haberli                           0      80,000          14,658
Executive Vice President and       2,289,276           0          12,747
 Chief Financial Officer           1,697,000      50,000           5,511
John F. Lundgren                           0      80,000          14,472
President, European                2,289,276           0          12,975
 Consumer Products                 1,454,200      30,000          12,531
John F. Rowley                             0      75,000          20,958
Executive Vice President,          2,001,456           0          17,694
 Operations and Logistics                  0      34,375          17,828
Clifford A. Cutchins, IV                   0      70,000          13,662
Senior Vice President, General     2,001,456           0          13,969
 Counsel and Corporate Secretary   1,322,000      25,000          11,969
Michael T. Riordan                         0      80,000       8,357,175
Former President and               6,457,500     250,000          31,991
 Chief Operating Officer             490,000     171,875          32,029

---------
(1) Salary earned for the fiscal year ended December 27, 1998 included an additional pay cycle (for all employees).

(2) The amounts disclosed for Mr. Marsh for the fiscal years ended December 27, 1998, December 28, 1997 and December 29, 1996 include reimbursement of relocation costs of $136,862, $78,623 and $575,888, respectively. The amount disclosed for Mr. Haberli for the fiscal year ended December 28, 1997 includes reimbursement for membership fees of $62,556 and commuting costs of $34,357. The amounts disclosed for Mr. Lundgren for the fiscal years ended December 27, 1998, December 28, 1997 and December 29, 1996 include international assignment equalization payments of $278,556, $111,535 and $160,922, respectively. The amounts disclosed for Mr. Rowley for the fiscal years ended December 27, 1998 and December 28, 1997 include reimbursement for relocation costs of $81,506 and $110,031, respectively, and the amount disclosed for the fiscal year ended December 31, 1996 represents reimbursement for tax payments. The amount disclosed for Mr. Cutchins for the fiscal year ended December 27, 1998 includes reimbursement for membership fees of $91,117, and the amount disclosed for the fiscal year ended December 28, 1997 includes relocation expenses of $76,443. The amount disclosed for Mr. Riordan for the fiscal year ended December 27, 1998 includes reimbursement for tax payments of $1,056,966 and financial advice of $56,025, the amount disclosed for the fiscal year ended December 28, 1997 includes reimbursement for relocation costs of $190,083, membership fees of $116,175 and tax payments of $78,496, and the amount disclosed for the fiscal year ended December 31, 1996 represents reimbursement for tax payments.

(3) The number and value ($37.69 per share) as of December 27, 1998 of the restricted and performance shares of Common Stock for the named executive officers were: Miles L. Marsh, 173,326 shares, $6,532,657; Ernst A. Haberli, 64,120 shares, $2,416,683; John F. Lundgren, 66,870 shares, $2,520,330; John
    F. Rowley, 32,017 shares, $1,206,721; Clifford A. Cutchins, IV, 59,517 shares, $2,243,196. As of his resignation date on August 14, 1998, Mr. Riordan held 150,000 shares of performance and restricted stock. Under his separation agreement, Mr. Riordan received $4,624,500, representing the fair market value ($30.63) of his restricted and performance shares on August 14, 1998, together with accrued dividends on the performance shares. In August 1997, Messrs. Marsh, Haberli, Lundgren, Rowley, Cutchins and

    Riordan received a grant of 64,112, 25,850, 25,850, 22,600, 22,600 and
    100,000 shares of restricted stock, respectively, and a grant of 64,112, 25,850, 25,850, 22,600, 22,600 and 50,000 performance shares, respectively, under the Company's 1996 Stock Incentive Plan. In July 1996, Messrs. Marsh, Haberli, Lundgren and Cutchins received a grant of 150,000, 50,000, 55,000 and 50,000 performance shares, respectively, under the Company's 1996 Stock Incentive Plan.

    Performance shares granted vest on June 30, 2005; however, the vesting of the performance shares may be accelerated if the Company's financial performance is in one of the top three quartiles of the Company's peer group. Annual vesting percentages, which vary by quartile, range from zero to 40 percent. Company performance, for vesting purposes, is defined as TSR quartile ranking against the TSR ranking of each peer group company. Vesting also is accelerated upon a change of control. Dividend equivalents accrue on the performance shares and are paid out accordingly for the shares that vest at the end of each annual performance period. Shares of restricted stock vest in equal amounts over the first three years after the grant date. Dividends on shares of restricted stock are paid, whether the shares are vested or unvested. Vesting may be accelerated upon a change of control.

(4) These amounts include Company contributions to the StockPLUS Plan, the Fort Howard Plan (Messrs. Rowley and Riordan only), the applicable Supplemental Deferral Plan and separation payments. Company contributions allocated to the named executive officers for 1998 under the StockPLUS Plan or the Fort Howard Plan and the applicable Supplemental Deferral Plan were: Miles L. Marsh, $4,458 and $29,395; Ernst A. Haberli, $5,760 and $8,898; John F.
    Lundgren, $5,760 and $8,712; John F. Rowley, $8,057 and $12,901; Clifford
    A. Cutchins, IV, $5,760 and $7,902; and Michael T. Riordan, $8,271 and $31,456, respectively. The remaining amount disclosed for Mr. Riordan of $8,317,448 constitutes the Separation Amount paid under his separation agreement.

(5) The number of securities underlying the options has been converted from Fort Howard Common Stock to Fort James Common Stock at the exchange rate of 1.375.

(6) Consists of the prorated Annual Bonus and a bonus paid in connection with the Merger.

STOCK OPTIONS

     The table below describes the stock options granted to each of the executive officers named in the Summary Compensation Table during the Company's fiscal year ended December 27, 1998.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                             ---------------------------------------------------------     ANNUAL RATES OF STOCK
                               NUMBER OF      % OF TOTAL                                      PRICE APPRECIATION
                              SECURITIES        OPTIONS                                       FOR OPTION TERM(2)
                              UNDERLYING      GRANTED TO       EXERCISE                  ----------------------------
                                OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION
           NAME               GRANTED(1)      FISCAL YEAR     PER SHARE        DATE           5%           10%
--------------------------   ------------   --------------   -----------   -----------   -----------   -----------
                                  (#)             (%)            ($)                         ($)           ($)
Miles L. Marsh                 250,000             8.0           37.25        1/6/08     5,856,581     14,841,727
Ernst A. Haberli                80,000             2.5           37.25        1/6/08     1,874,106      4,749,353
John F. Lundgren                80,000             2.5           37.25        1/6/08     1,874,106      4,749,353
John F. Rowley                  75,000             2.4           37.25        1/6/08     1,756,974      4,452,518
Clifford A. Cutchins, IV        70,000             2.2           37.25        1/6/08     1,639,843      4,155,683
Michael T. Riordan              80,000             2.5           37.25       8/14/04     1,133,837      2,617,453

---------
(1) The options were granted under the 1996 Stock Incentive Plan on January 6, 1998 and become exercisable in two equal amounts on the first and second anniversary date of the grant date. The exercise price is equal to the fair market value per share of the Common Stock on the grant date. The vesting of the options may be accelerated in certain circumstances, including a merger, sale of assets, liquidation or other change in control of the Company, or the participant's retirement, permanent disability or death. Mr. Riordan's options were amended as part of his separation agreement to provide for the expiration date noted above and as further described under the subsection entitled "Employment and Related Agreements -- Separation Agreement."

(2) The amounts disclosed are the result of calculations at five and ten percent assumed rates of appreciation permitted by the Securities and Exchange Commission (the "SEC"); therefore, these amounts are not intended to forecast potential future appreciation of the Company's Common Stock price. The amounts disclosed are based on assumed rates of appreciation of the Company's Common Stock price over the option term. A zero percent gain in stock price appreciation from the date of grant will result in zero dollars for the optionee.


     The table below describes the options exercised by the executive officers named in the Summary Compensation Table during fiscal 1998, and the year-end value of those executives' unexercised stock options.


              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES



                                                                     NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                    OPTIONS AS OF 12/27/98          OPTIONS AS OF 12/27/98(1)
                              SHARES ACQUIRED        VALUE      -------------------------------   ------------------------------
           NAME                 ON EXERCISE        REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------------   -----------------   ------------   -------------   ---------------   -------------   --------------
                                    (#)               ($)            (#)              (#)              ($)              ($)
Miles L. Marsh                          0                 0        350,000          250,000         2,485,000          110,000
Ernst A. Haberli                        0                 0         41,667           88,333           496,921          143,029
John F. Lundgren                    3,912            77,456         75,080           80,000           595,791           35,200
John F. Rowley                    224,020         6,822,091              0           75,000                 0           33,000
Clifford A. Cutchins, IV           16,764           292,720        104,587           70,000         1,310,872           30,800
Michael T. Riordan                109,117         3,615,046        129,594          639,375         3,145,246        6,252,606

---------
(1) The value of unexercised in-the-money options as of December 27, 1998 is equal to the fair market value of Common Stock on that date ($37.69) minus the exercise price, times the number of shares subject to the options.

PENSION PLAN

     JAMES RIVER CORPORATION RETIREMENT PLAN FOR SALARIED EMPLOYEES. During 1998, the Company provided this defined benefit pension plan (the "Retirement Plan") for salaried employees other than (i) those employees who were eligible for participation in the Fort Howard Plan on August 13, 1997, and (ii) employees hired after that date whose place of employment is a former Fort Howard Corporation facility. Pensionable earnings over $160,000 per year are not taken into account for purposes of calculating pension plan benefits. Pensionable earnings include base salary, overtime compensation, bonuses and commissions. The maximum annual benefit, which may be paid to any retiree from the Retirement Plan, attributable to employer contributions is $130,000 per year.

     The Retirement Plan in effect during 1998 provided benefits equal to the product of the participant's years of service while participating in the plan (up to 35 years) multiplied by the sum of 1.05 percent of the participant's "Average Pay" (the average of a participant's highest five consecutive years of pensionable earnings) plus .65 percent of a participant's Average Pay in excess of covered compensation (the average of the taxable Social Security wage bases during a participant's work lifetime, up to 35 years). A participant will be vested in the portion of benefits attributable to Company contributions (i) after five years of service or (ii) if the participant had made contributions to the plan which remained in the plan until retirement.

     An alternative pension benefit formula may be used to calculate the pension benefit for service through December 31, 1988, for employees who participated in the plan prior to January 1, 1989. However, if the above formula provides a greater benefit at retirement for such service, that formula will apply.

     SUPPLEMENTAL BENEFIT PLANS. The Company also maintains the Supplemental Benefit Plan which provides eligible individuals with the difference between the benefits they actually accrue under the pension plan and the benefits they would have accrued under such plan but for the maximum benefit and compensation limitations imposed by law. The Supplemental Benefit Plan also provides eligible individuals with a benefit that approximates the additional benefit that would have been payable under the pension plan had the benefit formula in effect on December 31, 1988, continued in effect. The Supplemental Benefit Plan also provides an additional benefit for certain Company executives representing the benefit for the officer's service with a predecessor company, reduced by the total benefit payable to the officer from Fort James' pension plans and pension plans of such predecessor companies. Participants in the Supplemental Benefit Plan are general creditors of the Company. The supplemental benefits are to be paid by the Company as the benefits become payable. The Supplemental Benefit Plan provides that the accrued benefits under the plan may be distributed at the discretion of the Company.

     Mr. Marsh participates in a separate supplemental benefit plan based on a benefit formula of 50 percent of total compensation upon reaching age 55, offset by Social Security and qualified pension plan benefits at his earliest retirement age, which is currently estimated to be approximately $1,000,000 for Mr. Marsh at the seventh year of service. This benefit will be reduced for service less than seven years. Mr. Riordan also participated in this supplemental benefit plan when he was employed by the Company. As part of his separation agreement, the Company made him a Retirement Payment in lieu of his right to receive retirement plan payments, as reported in the Executive Summary Compensation Table.

     The Company maintains a supplemental benefit trust for the exclusive purpose of providing supplemental benefits to all participants in the Supplemental Benefit Plan. The assets of the trust are subject to the claims of the Company's creditors in the event of bankruptcy or insolvency.

     The following table shows the approximate annual pension benefit which would be provided to salaried employees upon retirement at age 65, under the benefit formula effective January 1, 1989 through December 31, 1998, assuming that a single life annuity has been elected (except for Mr. Marsh). The amounts in the table are not subject to reduction for Social Security or other offset amounts. The pension table includes benefits under the Supplemental Benefit Plan, some of which will be provided by annuities purchased in 1995.



                                        Years of Service
     Final       --------------------------------------------------------------
    Average
      Pay            15           20           25           30           35
--------------   ----------   ----------   ----------   ----------   ----------
 $   200,000      $ 48,000     $ 64,000     $ 80,000     $ 96,000     112,000
     400,000        99,000      132,000      165,000      198,000     231,000
     600,000       150,000      200,000      250,000      300,000     350,000
     800,000       201,000      268,000      335,000      402,000     469,000
   1,000,000       252,000      336,000      420,000      504,000     588,000
   1,200,000       303,000      404,000      505,000      606,000     707,000
   1,400,000       354,000      472,000      590,000      708,000     826,000

     The pensionable earnings for each of the named executive officers are not materially different from the amounts disclosed as salary and bonus under annual compensation in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the named executive officers who participate in the pension plan are: Miles L. Marsh, 17 years; Ernst A. Haberli, 18 years; John F. Lundgren, 34 years; and Clifford A. Cutchins, IV, 23 years.

                               PERFORMANCE GRAPH

     The graph below compares Fort James' five-year cumulative shareholder return on its Common Stock with the Standard & Poor's ("S&P") 500 Stock Index and an index of peer companies selected by the Company. The Company selected a peer group comprised of the following: American Greetings Inc., Boise Cascade Corporation, Champion International Corporation, Chesapeake Corporation, The Clorox Company, Colgate-Palmolive Company, Georgia-Pacific Corporation, H.J. Heinz Company, International Paper Corporation, Kimberly Clark Corporation, Mead Corporation, The Procter & Gamble Company, Sara Lee Corporation, Smurfit-Stone Container (formerly Jefferson Smurfit Corporation) and Westvaco Corporation. The graph presents a comparison of Fort James' performance with the S&P 500 Stock Index and the Peer Group, assuming investments of $100 were made on December 31, 1993 and that dividends were reinvested.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                  FORT JAMES CORPORATION, S&P 500 STOCK INDEX
                               AND THE PEER GROUP

                                    [GRAPH]


                          1993      1994        1995       1996        1997        1998
                          ----      ----        -----      ----        ----        ----

Fort James              $100.00    $108.46    $132.10    $185.30     $217.50     $230.87
S&P 500 Stock Index     $100.00    $101.32    $139.40    $171.40     $228.59     $293.91
Peer Group              $100.00    $108.18    $137.63    $169.00     $232.58     $265.21

                             SHAREHOLDER PROPOSAL

     The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, NW, Washington, DC 20016-4665, owner of 36,317 shares of Fort James Common Stock, has informed management of its intention to present for action at the Annual Meeting the following resolution:


PROPOSED RESOLUTION (REPRODUCED AS PROPOSED)

     BE IT RESOLVED: That the shareholders of Fort James Corporation ("Company") urge the Board of Directors to redeem the shareholders rights issued pursuant to the Shareholders Rights Plan (adopted by the Board of Directors in 1999) unless said Plan is approved by a majority of the voting shares at a meeting of the shareholders held as soon as is practical.

PROPONENT'S STATEMENT OF SUPPORT

     We strongly believe that the Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. The Company's Shareholder Rights Plan (commonly known as a "poison pill") is a powerful anti-takeover device, which effectively prevents a change in control of the Company without the approval of the board of directors, despite a level of performance, which may adversely affect shareholder value.

     Fort James' poison pill inhibits a potential bidder of Company stock when they own 15% or more of the outstanding common stock of the Company. Triggering the poison pill has the effect of substantially injuring the bidder by allowing our Board to unilaterally cut by 50% the value of Company shareholdings held by such a person. Such a situation, we believe, precludes shareholders of Fort James from exercising their ownership rights in assessing offers from potential bidders.

     The poison pill forces potential investors to negotiate acquisitions with management, instead of making their offer directly to shareholders. We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or what is not a fair price for their shareholdings.

     The argument that our directors need a poison pill in order to negotiate a better offer from potential bidders or prevent so-called "abusive takeover practices" is unpersuasive. In the past several years, proposals to redeem or allow shareholder votes on poison pills have received majority support at numerous U.S. publicly-traded companies, including Advanced Micro Devices, Intel, Ryder, and Wellman. Moreover, since 1990, Philip Morris, Time Warner, United Technologies, and Lockheed have voluntarily redeemed their poison pills. None of these companies have experienced any adverse impact attributable to redemption of their poison pills.

     Poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value. While it is impossible to assess the degree to which the poison pill may inhibit performance, it is indisputable that a poison pill effectively deters attempts by shareholders to remove the current board and its management team for nonperformance. Redemption of Fort James' pill would allow shareholders to consider all tender offers, not just those endorsed by incumbent management.

     We urge you to VOTE FOR this proposal.

POSITION OF THE BOARD OF DIRECTORS OF THE COMPANY

     The proponent is requesting that management redeem shareholder rights distributed under the Shareholders Rights Plan (the "Plan") dated February 18, 1999. The Board of Directors believed in adopting the Plan that shareholder rights plans provide an important tool to enable the Board to maximize shareholder value in certain events involving a change in control of the Company. Shareholder rights plans are designed to protect shareholder interests in the event the Company and its shareholders are confronted with coercive or unfair takeover attempts. Rights plans contain provisions designed to protect all shareholders in the event of unsolicited offers to acquire the Company, including offers that do not treat all shareholders equally, creeping acquisitions of shares in the open market and other coercive takeover tactics which could impair the Board's ability to fully represent the Company's and the shareholders' interests.

     Approximately 2,500 U.S. based companies have adopted shareholders rights plans. While some companies have indeed chosen to redeem their plans, a 1997 study by Securities Data Co. indicates that heavy merger and acquisition activity has led hundreds of firms to adopt or renew rights plans. In 1997 alone, action was taken in favor of rights plans at 260 companies; of those companies, 202 were installing rights plans for the first time.

     Studies have suggested that companies with rights plans appear more likely to be targets of takeover bids than companies without rights plans. Once takeover bids were initiated, they were more likely to be completed when the target company had a rights plan. Shareholders' rights plans are not intended to entrench management, only to insure that shareholders receive proper value for their holdings.

     Although some would contend that shareholder rights plans inhibit realization of shareholder value, research indicates having a rights plan does accomplish the stated goal of maximizing shareholder value, while not having a rights plan may in fact undercut this goal. Virtually every major investment-banking firm that has studied the subject has concluded that adoption of a rights plan has no effect on the stock prices of companies that are not the subject of takeover speculation. A 1997 study prepared by Georgeson and Company Research Department determined that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period from 1992 to 1996, and shareholders of companies without rights plans may have given up $14.5 billion dollars in value. Thus, evidence suggests that rights plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders.

     The Board of Directors believes that a properly structured and administered shareholder rights plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Instead, the Board believes that the purpose of a shareholder rights plan is to strengthen the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. Such a plan is designed to encourage any potential acquirer to negotiate directly with the Board, which permits the Company to address those offers that are fair and reasonable assessments of the Company's value, and to protect shareholders against abusive tactics during a takeover process, such as partial or two-tiered offers that do not treat all shareholders fairly and equally. As indicated by the evidence presented here, such a shareholder rights plan would not affect any takeover proposal that the Board believes to be in the best interests of the Company's shareholders. The overriding objective of the Board in adopting shareholder rights plans was, and continues to be, the preservation and the maximization of the Company's value for all shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

                            ADDITIONAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and shareholders who own more than ten percent of the Company's equity securities to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. SEC regulations require such shareholders to furnish the Company with copies of all
Section 16(a) forms they file.

     Based on its review of such forms and on written representations from such officers, directors and ten percent shareholders, the Company believes that, during the fiscal year ended December 27, 1998, all applicable Section 16(a) filing requirements were met.


INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP served as the Company's independent accountants during the Company's fiscal year ended December 27, 1998. Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the independent accountants of the Company for its fiscal year ending December 26, 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement and answer appropriate questions.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     The Company has no present knowledge of any other matters to be presented at the Annual Meeting of Shareholders. If any other matters should properly come before the meeting, and any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy with respect to any such other matter in accordance with their best judgment.

PROPOSALS FOR 2000 ANNUAL MEETING

     Any shareholder desiring to make a proposal to be acted upon at the 2000 Annual Meeting of Shareholders must present such proposal to Clifford A. Cutchins, IV, the Corporate Secretary of the Company, whose address is 1650 Lake Cook Road, P.O. Box 89, Deerfield, Illinois 60015, not later than November 17, 1999, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     The Company's Bylaws prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director at the 2000 Annual Meeting of Shareholders, notice of nomination must be given to the Corporate Secretary of the Company not earlier than December 1, 1999, but before January 1, 2000. The notice must describe various matters regarding the nominee, including the name, address, occupation and the number of shares of Common Stock held by such person. For a shareholder to bring other business before the 2000 Annual Meeting of Shareholders, notice must be given to the Corporate Secretary of the Company between December 1, 1999 and January 1, 2000, and must include a description of the proposed business, the reasons therefore, and other specified matters. However, if the shareholder wishes a proposal to be considered for inclusion in the Company's Proxy Statement, such proposal must be presented not later than November 17, 1999, as explained above. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Corporate Secretary.

ANNUAL REPORT

     A copy of the Annual Report of the Company for the fiscal year ended December 27, 1998 is being mailed to you with this Notice and Proxy Statement. No part of the Annual Report shall be regarded as proxy soliciting material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED BY ANY SHAREHOLDER AFTER APRIL 15, 1999, FREE OF CHARGE, UPON WRITTEN REQUEST TO FORT JAMES CORPORATION, ATTENTION: INVESTOR RELATIONS DEPARTMENT, 1650 LAKE COOK ROAD, P.O. BOX 89, DEERFIELD, ILLINOIS 60015, OR BY CALLING (847) 317-5341.

                                [FORT JAMES LOGO]

This proxy and voting instruction card is solicited by the Board of Directors for use at the Annual Meeting to be held on April 22, 1999.

                            REGISTERED SHAREHOLDERS


The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse. If no choice is specified, the proxy will be voted FOR Item 1 and AGAINST Item 2.


By signing this proxy all prior proxies are revoked and Clifford A. Cutchins, IV, Daniel J. Girvan and Kathleen M. Bennett are appointed as proxies (each with power to act alone and with power of substitution) to vote, as directed, your shares upon all matters properly coming before the Annual Meeting and all adjournments.

             PARTICIPANTS IN THE FORT JAMES CORPORATION 401(k) PLAN


By signing on the reverse, participants in the Fort James Corporation 401(k) Plan direct the Trustees of the Plan to vote as directed all of the participant's interest in the Plan. The shares of participants who return signed but unmarked cards and of participants from whom voting instructions are not received will be voted by the Trustee of the Plan in the same proportion, except as otherwise required by applicable law, as the shares held for other participants for which proper instructions have been received.




                      See reverse for voting instructions.

    The Board of Directors Recommends a Vote FOR Item 1 and AGAINST Item 2.

1. Election of directors:  01 Bowles   05 Coughlan   09 O'Neil   [ ] Vote FOR    [ ] Vote WITHHELD
                           02 Burgin   06 Daniel     10 Sharp        all nominees    from all nominees
                           03 Burke    07 Haberli    11 Whittemore
                           04 Clark    08 Marsh

(Instructions: To withhold authority to vote for any indicated nominee,   [                  ]
 write the number(s) of the nominee(s) in the box to the right.)          [                  ]

2. Shareholder proposal regarding the redemption of the Shareholders
   Rights Plan.                                                         [ ] For    [ ] Against   [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED AS DESCRIBED ON THE REVERSE.

Address Change? Mark Box [ ]
Indicate changes below:                                                 Date ____________________________

                                                                        [                                ]
                                                                        [                                ]

                                                                        Signature(s) in Box
                                                                        Please sign exactly as your name(s) appear on
                                                                        Proxy. If held in joint tenancy, all persons must
                                                                        sign. Trustees, administrators, etc., should include
                                                                        title and authority. Corporations should provide full
                                                                        name or corporation and title of authorized officer
                                                                        signing the proxy.

                               [FORT JAMES LOGO]

                               [FORT JAMES LOGO]

This proxy and voting instruction card is solicited by the Board of Directors for use at the Annual Meeting to be held on April 22, 1999.

                            REGISTERED SHAREHOLDERS

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse. If no choice is specified, the proxy will be voted FOR Item 1 and AGAINST Item 2.

By signing this proxy all prior proxies are revoked and Clifford A. Cutchins, IV, Daniel J. Girvan and Kathleen M. Bennett are appointed as proxies (each with power to act alone and with power of substitution) to vote, as directed, your shares upon all matters properly coming before the Annual Meeting and all adjournments.

             PARTICIPANTS IN THE FORT JAMES CORPORATION 401(k) PLAN

By signing on the reverse, participants in the Fort James Corporation 401(k) Plan direct the Trustee of the Plan to vote as directed all of the participant's interest in the Plan. The shares of participants who return signed but unmarked cards and of participants from whom voting instructions are not received will be voted by the Trustee of the Plan in the same proportion, except as otherwise required by applicable law, as the shares held for other participants for which proper instructions have been received.

                      See reverse for voting instructions.

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE--TOLL FREE--1-800-240-6326--QUICK***EASY***IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

o Follow the simple recorded instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Fort James Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-9397.

            If you vote by phone, please do not mail your proxy card

                              (Please detach here)

    The Board of Directors Recommends a Vote FOR Item 1 and AGAINST Item 2.

1. Election of directors:  01 Bowles  05 Coughlan  09 O'Neil     [ ] Vote FOR     [ ] Vote WITHHELD
                           02 Burgin  06 Daniel    10 Sharp          all nominees     from all nominees
                           03 Burke   07 Haberli   11 Whittemore
                           04 Clark   08 Marsh

(Instructions: To withhold authority to vote for any indicated nominee,    [              ]
write the number(s) of the nominee(s) in the box to the right.)            [              ]

2. Shareholder proposal regarding the redemption of the Shareholders
   Rights Plan.                                                          [ ] For     [ ] Against   [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
AS DESCRIBED ON THE REVERSE.
Address Change? Mark Box [ ]                                               Date ______________________________
Indicate changes below:

                                                                                [                             ]
                                                                                [                             ]
                                                                                Signature(s) in Box
                                                                                Please sign exactly as your name(s) appear on
                                                                                Proxy. If held in joint tenancy, all persons
                                                                                must sign. Trustees, administrators, etc., should
                                                                                include title and authority. Corporations should
                                                                                provide full name or corporation and title of
                                                                                authorized officer signing the proxy.

                               [FORT JAMES LOGO]

                               [FORT JAMES LOGO]

This proxy and voting instruction card is solicited by the Board of Directors for use at the Annual Meeting to be held on April 22, 1999.

                            REGISTERED SHAREHOLDERS

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse. If no choice is specified, the proxy will be voted FOR Item 1 and AGAINST Item 2.

By signing this proxy all prior proxies are revoked and Clifford A. Cutchins, IV, Daniel J. Girvan and Kathleen M. Bennett are appointed as proxies (each with power to act alone and with power of substitution) to vote, as directed, your shares upon all matters properly coming before the Annual Meeting and all adjournments.

             PARTICIPANTS IN THE FORT JAMES CORPORATION 401(k) PLAN

By signing on the reverse, participants in the Fort James Corporation 401(k) Plan direct the Trustee of the Plan to vote as directed all of the participant's interest in the Plan. The shares of participants who return signed but unmarked cards and of participants from whom voting instructions are not received will be voted by the Trustee of the Plan in the same proportion, except as otherwise required by applicable law, as the shares held for other participants for which proper instructions have been received.

                      See reverse for voting instructions.

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE--TOLL FREE--1-800-240-6326--QUICK***EASY***IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

o Follow the simple recorded instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Fort James Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-9397.

            If you vote by phone, please do not mail your proxy card

                              (Please detach here)

    The Board of Directors Recommends a Vote FOR Item 1 and AGAINST Item 2.

1. Election of directors:  01 Bowles  05 Coughlan  09 O'Neil     [ ] Vote FOR     [ ] Vote WITHHELD
                           02 Burgin  06 Daniel    10 Sharp          all nominees     from all nominees
                           03 Burke   07 Haberli   11 Whittemore
                           04 Clark   08 Marsh

(Instructions: To withhold authority to vote for any indicated nominee,    [              ]
write the number(s) of the nominee(s) in the box to the right.)            [              ]

2. Shareholder proposal regarding the redemption of the Shareholders
   Rights Plan.                                                          [ ] For     [ ] Against   [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
AS DESCRIBED ON THE REVERSE.
Address Change? Mark Box [ ]                                               Date ______________________________
Indicate changes below:

                                                                                [                             ]
                                                                                [                             ]
                                                                                Signature(s) in Box
                                                                                Please sign exactly as your name(s) appear on
                                                                                Proxy. If held in joint tenancy, all persons
                                                                                must sign. Trustees, administrators, etc., should
                                                                                include title and authority. Corporations should
                                                                                provide full name or corporation and title of
                                                                                authorized officer signing the proxy.

                               [FORT JAMES LOGO]

                               [FORT JAMES LOGO]

This proxy and voting instruction card is solicited by the Board of Directors for use at the Annual Meeting to be held on April 22, 1999.

                            REGISTERED SHAREHOLDERS

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse. If no choice is specified, the proxy will be voted FOR Item 1 and AGAINST Item 2.

By signing this proxy all prior proxies are revoked and Clifford A. Cutchins, IV, Daniel J. Girvan and Kathleen M. Bennett are appointed as proxies (each with power to act alone and with power of substitution) to vote, as directed, your shares upon all matters properly coming before the Annual Meeting and all adjournments.

             PARTICIPANTS IN THE FORT JAMES CORPORATION 401(k) PLAN

By signing on the reverse, participants in the Fort James Corporation 401(k) Plan direct the Trustee of the Plan to vote as directed all of the participant's interest in the Plan. The shares of participants who return signed but unmarked cards and of participants from whom voting instructions are not received will be voted by the Trustee of the Plan in the same proportion, except as otherwise required by applicable law, as the shares held for other participants for which proper instructions have been received.

                      See reverse for voting instructions.

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE--TOLL FREE--1-800-240-6326--QUICK***EASY***IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

o Follow the simple recorded instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Fort James Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-9397.

            If you vote by phone, please do not mail your proxy card

                              (Please detach here)

    The Board of Directors Recommends a Vote FOR Item 1 and AGAINST Item 2.

1. Election of directors:  01 Bowles  05 Coughlan  09 O'Neil     [ ] Vote FOR     [ ] Vote WITHHELD
                           02 Burgin  06 Daniel    10 Sharp          all nominees     from all nominees
                           03 Burke   07 Haberli   11 Whittemore
                           04 Clark   08 Marsh

(Instructions: To withhold authority to vote for any indicated nominee,    [              ]
write the number(s) of the nominee(s) in the box to the right.)            [              ]

2. Shareholder proposal regarding the redemption of the Shareholders
   Rights Plan.                                                          [ ] For     [ ] Against   [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
AS DESCRIBED ON THE REVERSE.
Address Change? Mark Box [ ]                                               Date ______________________________
Indicate changes below:

                                                                                [                             ]
                                                                                [                             ]
                                                                                Signature(s) in Box
                                                                                Please sign exactly as your name(s) appear on
                                                                                Proxy. If held in joint tenancy, all persons
                                                                                must sign. Trustees, administrators, etc., should
                                                                                include title and authority. Corporations should
                                                                                provide full name or corporation and title of
                                                                                authorized officer signing the proxy.